Exhibit 99.1

November 2, 2016

Prudential Financial, Inc. Announces Third Quarter 2016 Results

●	Net income attributable to Prudential Financial of $1.827 billion or $4.07 per Common share versus $1.465 billion or $3.16 per share for year-ago quarter.

●	After-tax adjusted operating income of $1.191 billion or $2.66 per Common share versus $1.110 billion or $2.40 per share for year-ago quarter.

●	Significant items: In 3Q:16, net income and adjusted operating income include a net benefit of 15 cents per Common share, and in 3Q:15, net income and adjusted operating income include a net charge of 12 cents per Common share, from items discussed later in this release.

John Strangfeld, Chairman and CEO, commented on results for the quarter:

“We are pleased with our solid core results and continued business momentum, including the steady sales growth delivered by our international businesses and strong net flows in Retirement and Asset Management. The combination of our strong cash flows, capital position and recently completed structural changes in our Annuities business enabled us to return approximately $930 million to shareholders through repurchases and dividends in the quarter. And while we continue to face macro environment challenges in both our U.S. and international operations, we remain confident in our ability to deliver solid performance and differentiated returns.”

THIRD QUARTER BUSINESS HIGHLIGHTS

●	Individual Annuities gross sales of $2.1 billion include $1.5 billion without retained exposure to equity market related living benefit guarantees, reflecting our risk diversification strategies. Higher net fees and return on assets reflect benefit from refinement in risk management approach for product guarantees.

●	Retirement gross deposits and sales of $12.3 billion include several new pension risk transfer cases totaling $4.2 billion. Net additions of $5.0 billion reflect positive net flows in both Full Service and Institutional Investment Products. Record-high account values of $387 billion at September 30, up 6% from a year earlier.

●	Asset Management segment assets under management of $1.1 trillion include a record-high $537 billion of unaffiliated third party institutional and retail assets under management at September 30, up 16% from a year earlier. Unaffiliated third party net institutional and retail inflows, excluding money market, totaled $4.3 billion.

●	U.S. Individual Life sales, based on annualized new business premiums, of $143 million, down 9% from the year-ago quarter including impact of pricing actions.

●	Group Insurance total benefits ratio more favorable than the year-ago quarter and within the long term expected range.

●	International Insurance constant dollar basis sales of $771 million, up 8% from the year-ago quarter, reflecting a 63% increase in sales of U.S. dollar products in Japan.

-more-

OTHER FINANCIAL HIGHLIGHTS

●	Returned approximately $930 million to shareholders through Common Stock repurchases and dividends.

●	During the third quarter of 2016, the Company acquired 8.1 million shares of its Common Stock at a total cost of $625 million, for an average price of $77.38 per share. From the commencement of repurchases in July 2011, through September 30, 2016, the Company has acquired 83.5 million shares of its Common Stock at a total cost of $5.8 billion, for an average price of $69.17 per share. Remaining authorization for repurchases at management’s discretion through December 31, 2016 was $625 million as of September 30, 2016.

●	Excluding net changes in value relating to foreign currency exchange rate remeasurement reflected in net income or loss and currency translation adjustments corresponding to realized investment gains and losses, book value per Common share excluding total accumulated other comprehensive income amounted to $79.55 at September 30, 2016, an increase of $5.96 from December 31, 2015, after payment of three quarterly Common Stock dividends totaling $2.10 per share.

●	Excluding holdings of the Closed Block division, net unrealized gains on general account fixed maturity investments of $42.4 billion at September 30, 2016 compared to $23.7 billion at December 31, 2015; gross unrealized losses of $1.4 billion at September 30, 2016, compared to $3.4 billion at December 31, 2015.

SIGNIFICANT ITEMS IN THE QUARTER

●	Net income and adjusted operating income each include a pre-tax benefit of $139 million in Individual Annuities to reflect the impact of market performance on deferred policy acquisition and other costs and reserves for guaranteed minimum benefits, and a pre-tax charge of $34 million in Retirement for costs relating to legal matters.

●	As a result of these items, net income and adjusted operating income for the current quarter each include a net favorable impact of approximately 15 cents per Common share. In the year-ago quarter, net income and adjusted operating income each included a net charge of 12 cents per Common share from significant items mainly reflecting the impact of market performance on Annuities results, and reserve refinements in Retirement related to systems enhancements.

NEWARK, N.J. – Prudential Financial, Inc. (NYSE:PRU) today reported third quarter results. Net income attributable to Prudential Financial, Inc. was $1.827 billion ($4.07 per Common share) for the third quarter of 2016, compared to $1.465 billion ($3.16 per Common share) for the year-ago quarter. After-tax adjusted operating income was $1.191 billion ($2.66 per Common share) for the third quarter of 2016, compared to $1.110 billion ($2.40 per Common share) for the year-ago quarter. Information regarding adjusted operating income, a non-GAAP measure, is provided below.

For the first nine months of 2016, net income attributable to Prudential Financial, Inc. was $4.084 billion ($9.02 per Common share), compared to $4.907 billion ($10.56 per Common share) for the first nine months of 2015. After-tax adjusted operating income was $3.017 billion ($6.67 per Common share) for the first nine months of 2016, compared to $3.758 billion ($8.09 per Common share) for the first nine months of 2015.

Adjusted operating income does not equate to net income as determined in accordance with generally accepted accounting principles (GAAP), but is the measure used by the Company to evaluate segment performance and to allocate resources, and is the measure of segment performance presented below. Consolidated adjusted operating income is a non-GAAP measure and is discussed later in this press release under “Forward-Looking Statements and Non-GAAP Measure.” A reconciliation of adjusted operating income to the most comparable GAAP measure is provided in the tables that accompany this release.

RESULTS OF ONGOING OPERATIONS

The Company’s ongoing operations include the U.S. Retirement Solutions and Investment Management, U.S. Individual Life and Group Insurance, and International Insurance divisions, as well as Corporate and Other Operations. In the following business-level discussion, adjusted operating income refers to pre-tax results.

The U.S. Retirement Solutions and Investment Management division reported adjusted operating income of $1.018 billion for the third quarter of 2016, compared to $732 million in the year-ago quarter.

U.S RETIREMENT SOLUTIONS AND INVESTMENT MANAGEMENT DIVISION ($ millions)	3Q:16	3Q:15
Individual Annuities:
Adjusted operating income	$588	$310
Significant items included above:
Impact of updated estimates of profitability driven by market performance in relation to our assumptions	139	(76)
Charge for estimated costs related to potential contract cancellations	--	(28)

The Individual Annuities segment reported adjusted operating income of $588 million in the current quarter, compared to $310 million in the year-ago quarter. Current quarter results include a net benefit of $139 million from an updated estimate of profitability driven by market performance in relation to our assumptions. Results for the year-ago quarter included a net charge of $76 million to reflect an updated estimate of profitability from the impact of market performance in relation to our assumptions, and a $28 million charge for estimated costs related to potential contract cancellations. Excluding the effect of the foregoing items, results for the Individual Annuities segment increased $35 million from the year-ago quarter. This increase came primarily from a greater contribution from net investment results which included current quarter returns on non-coupon investments and prepayment fees approximately $10 million above our average expectations, and from higher policy fees, net of associated risk management and other related costs. The greater contribution from policy fees reflected efficiencies from recently implemented refinements in risk management strategies relative to contract guarantees and greater average variable annuity account values.

U.S. RETIREMENT SOLUTIONS AND INVESTMENT MANAGEMENT DIVISION ($ millions)	3Q:16	3Q:15
Retirement:
Adjusted operating income	$239	$242
Significant items included above:
Charge for costs relating to legal matters	(34)
Benefit from reserve refinements related to systems enhancements	--	20

The Retirement segment reported adjusted operating income of $239 million for the current quarter, compared to $242 million in the year-ago quarter. Current quarter results include a charge of $34 million for costs relating to legal matters, while results for the year-ago quarter included a benefit of $20 million from reserve refinements related to systems enhancements. Excluding the effect of the foregoing items, results for the Retirement segment increased $51 million from the year-ago quarter. This increase reflected $79 million greater earnings from net investment results, including current quarter returns on non-coupon investments and prepayment fees about $55 million above our average expectations, partly offset by a less favorable contribution from case experience. The current quarter contribution to results from case experience including reserve strengthening in a legacy case was approximately $20 million below our average quarterly expectations.

U.S. RETIREMENT SOLUTIONS AND INVESTMENT MANAGEMENT DIVISION ($ millions)	3Q:16	3Q:15
Asset Management:
Adjusted operating income	$191	$180

The Asset Management segment reported adjusted operating income of $191 million for the current quarter, compared to $180 million in the year-ago quarter. The increase was driven by higher asset management fees reflecting growth in fixed income assets under management and fee rate modifications within certain real estate funds, partly offset by higher net expenses. In addition, results reflected a $6 million lower contribution from the segment’s incentive, transaction, strategic investing and commercial mortgage activities, which amounted to $16 million for the current quarter.

The U.S. Individual Life and Group Insurance division reported adjusted operating income of $173 million for the third quarter of 2016, compared to $227 million in the year-ago quarter.

U.S. INDIVIDUAL LIFE AND GROUP INSURANCE DIVISION ($ millions)	3Q:16	3Q:15
Individual Life:
Adjusted operating income	$111	$183

The Individual Life segment reported adjusted operating income of $111 million for the current quarter, compared to $183 million in the year-ago quarter. The decrease reflected less favorable claims experience, higher expenses and a negative impact from reserve refinements in the current quarter, partly offset by a greater contribution from net investment results. The net contribution to current quarter results from claims experience, inclusive of reinsurance, associated reserve updates and amortization, was about $30 million less favorable than our average expectations. In comparison, the year-ago quarter contribution was about $25 million more favorable than average expectations. In addition, current quarter results include charges for reserve refinements and higher than typical legal costs which together amounted to about $20 million. The current quarter contribution to earnings from net investment results included returns on non-coupon investments and prepayment fees about $10 million more favorable than our average expectations.

U.S. INDIVIDUAL LIFE AND GROUP INSURANCE DIVISION ($ millions)	3Q:16	3Q:15
Group Insurance:
Adjusted operating income	$62	$44

The Group Insurance segment reported adjusted operating income of $62 million in the current quarter, compared to $44 million in the year-ago quarter. The increase reflected a $13 million greater contribution from net investment results, including current quarter returns on non-coupon investments and prepayment fees approximately $10 million above our average expectations, as well as more favorable underwriting results.

The International Insurance segment reported adjusted operating income of $780 million for the third quarter of 2016, compared to $812 million in the year-ago quarter.

INTERNATIONAL INSURANCE SEGMENT ($ millions)	3Q:16	3Q:15
Life Planner Operations:
Adjusted operating income	$391	$398

Adjusted operating income of the segment’s Life Planner operations was $391 million for the current quarter, compared to $398 million in the year-ago quarter. Foreign currency exchange rates, including the impact of the Company’s currency hedging programs, had an unfavorable impact of $23 million in comparison to the year-ago quarter. Excluding this impact, results increased $16 million from the year-ago quarter. The benefits to current quarter results from continued business growth, more favorable policy surrender experience, and a greater contribution from net investment results including returns on non-coupon investments and prepayment fees slightly above our average expectations were partly offset by less favorable claims experience. The contribution to current quarter earnings from claims experience was about $10 million greater than our average expectations, as compared to about $15 million greater than average expectations in the year-ago quarter.

INTERNATIONAL INSURANCE SEGMENT ($ millions)	3Q:16	3Q:15
Gibraltar Life and Other Operations:
Adjusted operating income	$389	$414

Adjusted operating income of the segment’s Gibraltar Life and Other operations was $389 million for the current quarter, compared to $414 million in the year-ago quarter. Foreign currency exchange rates, including the impact of the Company’s currency hedging programs, had an unfavorable impact of $30 million in comparison to the year-ago quarter. Excluding this impact, results increased $5 million from the year-ago quarter. The benefit to current quarter results from business growth, including a contribution from the Company’s indirect investment in AFP Habitat acquired on March 2, 2016, was largely offset by higher expenses including greater than typical current quarter costs associated with employee benefit plans and office relocations. More favorable claims experience, with a contribution to current quarter earnings about $10 million greater than our average expectations, was largely offset by a lower benefit from policy surrender experience. The current quarter contribution from net investment results was essentially unchanged from the year-ago quarter and slightly less favorable than our average expectations.

Corporate and Other operations resulted in a loss, on an adjusted operating income basis, of $413 million in the third quarter of 2016, compared to a loss of $308 million in the year-ago quarter.

CORPORATE AND OTHER OPERATIONS ($ millions)	3Q:16	3Q:15
Adjusted operating income (loss)	$(413)	$(308)

The increased loss came primarily from higher net expenses in the current quarter including higher costs for employee benefit and compensation plans tied to equity market returns and a benefit to year-ago quarter results from a reinsurance recovery.

ASSETS UNDER MANAGEMENT

Assets under management amounted to $1.314 trillion at September 30, 2016, compared to $1.184 trillion at December 31, 2015.

NET INCOME AND INVESTMENT PORTFOLIO

Net income attributable to Prudential Financial, Inc. amounted to $1.827 billion for the third quarter of 2016, compared to $1.465 billion for the year-ago quarter.

Current quarter net income includes $649 million of pre-tax net realized investment gains and related charges and adjustments. The foregoing net gains include net pre-tax gains of $553 million from products that contain embedded derivatives and associated derivative portfolios that are part of a hedging program related to the risks of these products, and $250 million from general portfolio and related activities. The foregoing gains were partially offset by pre-tax losses of $114 million related to derivatives used in risk management activities including asset and liability duration management and $40 million from impairments and sales of credit-impaired investments.

Net income for the current quarter reflects pre-tax increases of $37 million in recorded asset values and decreases of $1 million in recorded liabilities representing changes in value which are expected to ultimately accrue to contractholders. These changes primarily represent mark-to-market adjustments.

Net income for the current quarter also reflects pre-tax income of $87 million from divested businesses, primarily reflecting results from long term care and the Closed Block division.

Net income for the year-ago quarter included $438 million of pre-tax net realized investment gains and related charges and adjustments, including pre-tax gains of $304 million related to derivatives used in risk management activities including asset and liability duration management, $231 million from general portfolio and related activities, and $69 million from products that contain embedded derivatives and associated derivative portfolios that are part of a hedging program related to the risks of these products. The foregoing gains were partly offset by pre-tax losses of $166 million from impairments and sales of credit-impaired investments.

Excluding holdings of the Closed Block division, gross unrealized losses on general account fixed maturity investments at September 30, 2016 amounted to $1.424 billion, including $1.021 billion on high and highest quality securities based on NAIC or equivalent ratings, and amounted to $3.398 billion at December 31, 2015. Net unrealized gains on these investments amounted to $42.385 billion at September 30, 2016, compared to $23.739 billion at December 31, 2015.

FORWARD-LOOKING STATEMENTS AND NON-GAAP MEASURE

Certain of the statements included in this release constitute forward-looking statements within the meaning of the U. S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “includes,” “plans,” “assumes,” “estimates,” “projects,” “intends,” “should,” “will,” “shall,” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. There can be no assurance that future developments affecting Prudential Financial, Inc. and its subsidiaries will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (1) general economic, market and political conditions, including the performance and fluctuations of fixed income, equity, real estate and other financial markets; (2) the availability and cost of additional debt or equity capital or external financing for our operations; (3) interest rate fluctuations or prolonged periods of low interest rates; (4) the degree to which we choose not to hedge risks, or the potential ineffectiveness or insufficiency of hedging or risk management strategies we do implement; (5) any inability to access our credit facilities; (6) reestimates of our reserves for future policy benefits and claims; (7) differences between actual experience regarding mortality, morbidity, persistency, utilization, interest rates or market returns and the assumptions we use in pricing our products, establishing liabilities and reserves or for other purposes; (8) changes in our assumptions related to deferred policy acquisition costs, value of business acquired or goodwill; (9) changes in assumptions for our pension and other postretirement benefit plans; (10) changes in our financial strength or credit ratings; (11) statutory reserve requirements associated with term and universal life insurance policies under Regulation XXX and Guideline AXXX; (12) investment losses, defaults and counterparty non-performance; (13) competition in our product lines and for personnel; (14) difficulties in marketing and distributing products through current or future distribution channels; (15) changes in tax law; (16) economic, political, currency and other risks relating to our international operations; (17) fluctuations in foreign currency exchange rates and foreign securities markets; (18) regulatory or legislative changes, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the U.S. Department of Labor’s fiduciary rules; (19) inability to protect our intellectual property rights or claims of infringement of the intellectual property rights of others; (20) adverse determinations in litigation or regulatory matters, and our exposure to contingent liabilities, including related to the remediation of certain securities lending activities administered by the Company; (21) domestic or international military actions, natural or man-made disasters including terrorist activities or pandemic disease, or other events resulting in catastrophic loss of life; (22) ineffectiveness of risk management policies and procedures in identifying, monitoring and managing risks; (23) possible difficulties in executing, integrating and realizing projected results of acquisitions, divestitures and restructurings; (24) interruption in telecommunication, information technology or other operational systems or failure to maintain the security, confidentiality or privacy of sensitive data on such systems; (25) changes in statutory or U.S. GAAP accounting principles, practices or policies; and (26) Prudential Financial, Inc.’s primary reliance, as a holding company, on dividends or distributions from its subsidiaries to meet debt payment obligations and the ability of the subsidiaries to pay such dividends or distributions in light of our ratings objectives and/or applicable regulatory restrictions.

Prudential Financial, Inc. does not intend, and is under no obligation, to update any particular forward-looking statement included in this document.

Adjusted operating income is a non-GAAP measure of performance. Adjusted operating income excludes “Realized investment gains (losses), net,” as adjusted, and related charges and adjustments. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as our tax and capital profile.

Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Adjusted operating income excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of an asset-liability management program related to the risk of those products. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are classified as other trading account assets.

Adjusted operating income also excludes investment gains and losses on trading account assets supporting insurance liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values are expected to ultimately accrue to contractholders. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of these transactions. In addition, adjusted operating income excludes the results of divested businesses, which are not relevant to our ongoing operations. Discontinued operations and earnings attributable to noncontrolling interests, each of which is presented as a separate component of net income under GAAP, are also excluded from adjusted operating income.

We believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of the results of operations by highlighting the results from ongoing operations and the underlying profitability of our businesses. However, adjusted operating income is not a substitute for income determined in accordance with GAAP, and the adjustments made to derive adjusted operating income are important to an understanding of our overall results of operations. The schedules accompanying this release provide a reconciliation of adjusted operating income to income from continuing operations in accordance with GAAP.

The information referred to above, as well as the risks of our businesses described in our Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent Quarterly Reports on Form 10-Q, should be considered by readers when reviewing forward-looking statements contained in this release. Additional historic information relating to our financial performance is located on our Web site at www.investor.prudential.com.

EARNINGS CONFERENCE CALL

Members of Prudential’s senior management will host a conference call on Thursday, November 3, 2016 at 9:00 a.m. ET, to discuss with the investment community the Company’s third quarter results. The conference call and an accompanying slide presentation will be broadcast live over the Company’s Investor Relations Web site at www.investor.prudential.com. Please log on fifteen minutes early in the event necessary software needs to be downloaded. The call will remain on the Investor Relations Web site for replay through November 18. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in Q&A by dialing (877) 777-1971 (domestic callers) or (612) 332-0819 (international callers). All others are encouraged to dial into the conference call in listen-only mode, using the same numbers. To listen to a replay of the conference call starting at 12:00 p.m. on November 3, through November 10, dial (800) 475-6701 (domestic callers) or (320) 365-3844 (international callers). The access code for the replay is 383125.

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with more than $1 trillion of assets under management as of September 30, 2016, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees are committed to helping individual and institutional customers grow and protect their wealth through a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds and investment management. In the U.S., Prudential’s iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit www.news.prudential.com.

Media Contact:	Scot Hoffman
(973) 802-2824 Scot.hoffman@prudential.com

Financial Highlights

(in millions, unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2016	2015	2016	2015
Income Statement Data:
Adjusted operating income before income taxes (1)	1,558	1,463	3,940	5,049
Income taxes, applicable to adjusted operating income	367	353	923	1,291

After-tax adjusted operating income (1)	1,191	1,110	3,017	3,758

Reconciling Items:
Realized investment gains, net, and related charges and adjustments	649	438	1,347	1,775
Investment gains (losses) on trading account assets supporting insurance liabilities, net	37	(228)	361	(365)
Change in experience-rated contractholder liabilities due to asset value changes	1	258	(262)	295
Divested businesses:
Closed Block division	31	108	(74)	138
Other divested businesses	56	8	76	(26)
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	(17)	2	—	60

Total reconciling items, before income taxes	757	586	1,448	1,877
Income taxes, not applicable to adjusted operating income	134	231	377	671

Total reconciling items, after income taxes	623	355	1,071	1,206

Income from continuing operations (after-tax) before equity in earnings of operating joint ventures	1,814	1,465	4,088	4,964
Equity in earnings of operating joint ventures, net of taxes and earnings attributable to noncontrolling interests	13	—	(4)	(57)

Income from continuing operations attributable to Prudential Financial, Inc.	1,827	1,465	4,084	4,907
Earnings attributable to noncontrolling interests	5	2	42	65

Income from continuing operations (after-tax)	1,832	1,467	4,126	4,972
Income from discontinued operations, net of taxes	—	—	—	—

Net income	1,832	1,467	4,126	4,972
Less: Income attributable to noncontrolling interests	5	2	42	65

Net income attributable to Prudential Financial, Inc.	$1,827	$1,465	$4,084	$4,907

See footnotes on last page.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2016	2015	2016	2015
Earnings per share of Common Stock (diluted):

After-tax adjusted operating income	$2.66	$2.40	$6.67	$8.09
Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	1.46	0.95	3.00	3.85
Investment gains (losses) on trading account assets supporting insurance liabilities, net	0.08	(0.50)	0.80	(0.79)
Change in experience-rated contractholder liabilities due to asset value changes	—	0.56	(0.58)	0.64
Divested businesses:
Closed Block division	0.07	0.23	(0.16)	0.30
Other divested businesses	0.13	0.02	0.17	(0.06)
Difference in earnings allocated to participating unvested share-based payment awards	(0.01)	(0.01)	(0.02)	(0.02)

Total reconciling items, before income taxes	1.73	1.25	3.21	3.92
Income taxes, not applicable to adjusted operating income	0.32	0.49	0.86	1.45

Total reconciling items, after income taxes	1.41	0.76	2.35	2.47

Income from continuing operations (after-tax) attributable to Prudential Financial, Inc.	4.07	3.16	9.02	10.56
Income from discontinued operations, net of taxes	—	—	—	—

Net income attributable to Prudential Financial, Inc.	$4.07	$3.16	$9.02	$10.56

Weighted average number of outstanding Common shares (basic)	435.9	451.0	440.7	452.6

Weighted average number of outstanding Common shares (diluted)	444.3	459.7	448.9	461.4

Earnings related to interest, net of tax, on exchangeable surplus notes	$4	$4	$13	$13

Earnings allocated to participating unvested share-based payment awards for earnings per share calculation:
After-tax adjusted operating income	$15	$12	$35	$37
Income from continuing operations (after-tax)	$21	$15	$46	$48

Prudential Financial, Inc. Equity (as of end of period):

Total equity	$56,431	$42,720
Per share of Common Stock - diluted (2)	128.37	93.87
Equity excluding accumulated other comprehensive income	$31,506	$29,257
Per share of Common Stock - diluted	71.95	64.32
Number of diluted shares at end of period	437.9	454.9

Adjusted operating income before income taxes, by Segment (1):
Individual Annuities	$588	$310	$1,343	$1,387
Retirement	239	242	694	763
Asset Management	191	180	563	581

Total U.S. Retirement Solutions and Investment Management Division	1,018	732	2,600	2,731

Individual Life	111	183	(59)	536
Group Insurance	62	44	177	149

Total U.S. Individual Life and Group Insurance Division	173	227	118	685

International Insurance	780	812	2,362	2,488

Total International Insurance Division	780	812	2,362	2,488

Corporate and Other operations	(413)	(308)	(1,140)	(855)

Adjusted operating income before income taxes	1,558	1,463	3,940	5,049

Reconciling Items:
Realized investment gains, net, and related charges and adjustments	649	438	1,347	1,775
Investment gains (losses) on trading account assets supporting insurance liabilities, net	37	(228)	361	(365)
Change in experience-rated contractholder liabilities due to asset value changes	1	258	(262)	295
Divested businesses:
Closed Block division	31	108	(74)	138
Other divested businesses	56	8	76	(26)
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	(17)	2	—	60

Total reconciling items, before income taxes	757	586	1,448	1,877

Income from continuing operations before income taxes and equity in earnings of operating joint ventures for Prudential Financial, Inc.	$2,315	$2,049	$5,388	$6,926

See footnotes on last page.

Financial Highlights

(in millions, or as otherwise noted, unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2016	2015	2016	2015
U.S. Retirement Solutions and Investment Management Division:

Fixed and Variable Annuity Sales and Account Values:
Gross sales	$2,100	$2,123	$6,398	$6,691

Net sales	$87	$128	$666	$297

Total account value at end of period	$158,388	$150,217

Retirement Segment:

Full Service:

Deposits and sales	$5,405	$9,422	$16,760	$20,776

Net additions	$392	$4,350	$1,948	$4,792

Total account value at end of period	$200,476	$184,515

Institutional Investment Products:

Gross additions	$6,907	$2,031	$12,389	$12,147

Net additions (withdrawals)	$4,568	$(1,909)	$4,148	$904

Total account value at end of period	$186,224	$181,662

Asset Management Segment:
Assets managed by Investment Management and Advisory Services (in billions, as of end of period):
Institutional customers	$445.9	$380.9
Retail customers	209.0	188.9
General account	430.3	376.7

Total Investment Management and Advisory Services	$1,085.2	$946.5

Institutional Customers - Assets Under Management (in billions):
Gross additions, other than money market	$16.4	$15.5	$43.7	$50.6

Net additions, other than money market	$3.4	$4.7	$2.8	$15.2

Retail Customers - Assets Under Management (in billions):
Gross additions, other than money market	$10.5	$8.2	$32.2	$31.6

Net additions (withdrawals), other than money market	$0.9	$(1.6)	$2.0	$2.0

U.S. Individual Life and Group Insurance Division:

Individual Life Insurance Annualized New Business Premiums (3):
Term life	$52	$51	$150	$152
Guaranteed Universal life	54	59	166	147
Other Universal life	21	23	64	57
Variable life	16	25	67	56

Total	$143	$158	$447	$412

Group Insurance Annualized New Business Premiums (3):
Group life	$29	$38	$285	$179
Group disability	13	19	113	64

Total	$42	$57	$398	$243

International Insurance Division:

International Insurance Annualized New Business Premiums (3) (4):
Actual exchange rate basis	$783	$671	$2,265	$2,015

Constant exchange rate basis	$771	$716	$2,299	$2,108

See footnotes on last page.

Financial Highlights

(in billions, as of end of period, unaudited)

	Three Months Ended September 30
	2016	2015
Assets and Asset Management Information:

Total assets	$819.9	$754.4

Assets under management (at fair market value):
Managed by U.S. Retirement Solutions and Investment Management Division:
Asset Management Segment - Investment Management and Advisory Services	$1,085.2	$946.5
Non-proprietary assets under management	176.4	178.2

Total managed by U.S. Retirement Solutions and Investment Management Division	1,261.6	1,124.7
Managed by U.S. Individual Life and Group Insurance Division	24.8	24.2
Managed by International Insurance Division	27.9	22.2

Total assets under management	1,314.3	1,171.1
Client assets under administration	177.0	163.1

Total assets under management and administration	$1,491.3	$1,334.2

See footnotes on last page.

(1)	Adjusted operating income is a non-GAAP measure of performance that excludes “Realized investment gains (losses), net”, as adjusted, and related charges and adjustments; net investment gains and losses on trading account assets supporting insurance liabilities; change in experience-rated contractholder liabilities due to asset value changes; results of divested businesses and discontinued operations; earnings attributable to noncontrolling interests; and the related tax effects thereof. Adjusted operating income includes equity in earnings of operating joint ventures and the related tax effects thereof. Revenues and benefits and expenses shown as components of adjusted operating income, are presented on the same basis as pre-tax adjusted operating income and are adjusted for the items above as well.

Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Adjusted operating income excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of a hedging program related to the risk of those products. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are classified as other trading account assets.

Adjusted operating income does not equate to “Income from continuing operations” as determined in accordance with U.S. GAAP but is the measure of profit or loss we use to evaluate segment performance. Adjusted operating income is not a substitute for income determined in accordance with U.S. GAAP, and our definition of adjusted operating income may differ from that used by other companies. The items above are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability factors of our businesses.

(2)	Book value per share of Common Stock including accumulated other comprehensive income as of September 30, 2015 includes a $500 million increase in equity and a 5.5 million increase in diluted shares reflecting the dilutive impact of exchangeable surplus notes when book value per share is greater than $90.85, and as of September 30, 2016 includes a $500 million increase in equity and a 5.6 million increase in diluted shares reflecting the dilutive impact of exchangeable surplus notes when book value per share is greater than $88.90.
(3)	Premiums from new sales that are expected to be collected over a one year period. Group insurance annualized new business premiums exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance annualized new business premiums include premiums from the takeover of claim liabilities. Excess (unscheduled) and single premium business for the company’s domestic individual life and international insurance operations are included in annualized new business premiums based on a 10% credit.
(4)	Actual amounts reflect the impact of currency fluctuations. Constant amounts reflect foreign denominated activity translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen 106 per U.S. dollar and Korean won 1100 per U.S. dollar. U.S. dollar-denominated activity is included based on the amounts as transacted in U.S. dollars.